Exhibit 99.1

NEWS RELEASE

4955 Technology Way ∎ Boca Raton, Florida 33431 ∎ www.geogroup.com

CR-26-11

THE GEO GROUP REPORTS SECOND QUARTER RESULTS

AND UPDATES FULL YEAR 2026 GUIDANCE

•	2Q26 Revenues Increased 15% to $732.1 Million

•	2Q26 Net Income Attributable to GEO Operations Increased 63% to $47.5 Million

•	2Q26 Adjusted EBITDA Increased 20% to $142.0 Million

•	Repurchased approximately 1.6 million shares for $36.6 million in 2Q26

•	Guidance for FY26 Revenues of $2.95-$3.05 Billion

•	Guidance for FY26 Net Income Attributable to GEO Operations Increased to $168-$175 Million, or $1.27-$1.32 Per Diluted Share

•	Guidance for FY26 Adjusted EBITDA Increased to $550-$560 Million

Boca Raton, Fla. – August 6, 2026 — The GEO Group, Inc. (NYSE: GEO) (“GEO”, “we” or the “Company”), a leading provider of contracted support services for secure facilities, processing centers, and reentry centers, as well as enhanced in-custody rehabilitation, post-release support, and electronic monitoring programs, reported its financial results for the second quarter 2026, updated full year 2026 financial guidance, and provided financial guidance for the third and fourth quarters 2026.

For the second quarter 2026, we reported total revenues of $732.1 million compared to $636.2 million for the second quarter 2025, reflecting a 15 percent increase.

We reported second quarter 2026 net income attributable to GEO Operations of $47.5 million, or $0.36 per diluted share, compared to net income attributable to GEO Operations of $29.1 million, or $0.21 per diluted share, for the second quarter 2025, reflecting a 63 percent increase in net income attributable to GEO Operations.

Second quarter 2026 results reflect $1.7 million, pre-tax, in combined loss on asset divestitures/impairment, start-up expenses, transaction fees, and employee restructuring expenses. Excluding these items, we reported adjusted net income for the second quarter 2026 of $48.8 million, or $0.37 per diluted share, compared to $30.7 million, or $0.22 per diluted share, for the second quarter 2025.

We reported second quarter 2026 Adjusted EBITDA of $142.0 million, compared to $118.6 million for the second quarter 2025, reflecting a 20 percent increase.

Our second quarter 2026 results reflect revenue growth from the contracts that we entered into throughout 2025. Operating Expenses continued to be favorably impacted by lower labor costs during the second quarter of 2026.

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Contact:	Pablo E. Paez Executive Vice President, Corporate Relations	(866) 301 4436

NEWS RELEASE

George C. Zoley, GEO’s Chairman, Chief Executive Officer and Founder, said, “We are very pleased with our strong second quarter results and improved full year outlook. Our financial performance in the first half of 2026 has been driven by the new growth opportunities we captured in 2025 and are normalizing this year. Last year was the most successful period for new business wins in our company’s history, and we expect 2026 to continue to be very active as well. We remain focused on pursuing new growth opportunities and allocating capital to enhance long-term value for our shareholders, and we believe that our stock continues to offer a very attractive investment opportunity.”

Results for the First Six Months of 2026

For the first six months of 2026, we reported total revenues of $1.44 billion compared to $1.24 billion for the first six months of 2025, reflecting a 16 percent increase.

We reported net income attributable to GEO Operations for the first six months of 2026 of $85.8 million, or $0.65 per diluted share, compared to net income attributable to GEO Operations of $48.7 million, or $0.35 per diluted share, for the first six months of 2025, reflecting a 76 percent increase in net income attributable to GEO Operations.

Results for the first six months of 2026 reflect $2.1 million, pre-tax, in combined loss on asset divestitures/impairment, start-up expenses, transaction fees, employee restructuring expenses, and close-out expenses. Excluding these items, we reported adjusted net income for the first six months of 2026 of $87.4 million, or $0.66 per diluted share, compared to $50.3 million, or $0.36 per diluted share, for the first six months of 2025.

We reported Adjusted EBITDA for the first six months of 2026 of $273.4 million, compared to $218.4 million for the first six months of 2025, reflecting a 25 percent increase.

Operational Highlights

We entered into a five-year support services contract, effective July 9, 2026, with U.S. Immigration and Customs Enforcement (“ICE”) for the activation of a federal immigration processing center at the 1,188-bed Big Horn Facility in Hudson, Colorado, while also entering into a lease agreement with the Facility owner. The Big Horn Facility support services contract is expected to generate approximately $85 million in annual revenues in the first full year of operations.

We entered into a five-year support services contract, effective August 1, 2026, with ICE for the activation of a federal immigration processing center at our GEO-owned, 1,320-bed Rivers Facility in Winton, North Carolina. The Rivers Facility support services contract is expected to generate approximately $80 million in annual revenues in the first full year of operations.

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Contact:	Pablo E. Paez Executive Vice President, Corporate Relations	(866) 301 4436

NEWS RELEASE

Under both contracts, ICE will reimburse GEO for the capital expenditures needed to reactivate these two facilities, as well as provide funding for start-up expenses during the activation period. We expect the activation of the Big Horn Facility and Rivers Facility to be completed by the end of 2026, with both facilities expected to achieve normalized operations and earnings contribution in early 2027.

Financial Guidance

Today, we updated our financial guidance for the full year 2026 and issued our financial guidance for the third quarter 2026 and the fourth quarter 2026. We increased our full year 2026 Net Income Attributable to GEO Operations guidance to a range of $168 million to $175 million, or $1.27 to $1.32 per diluted share on annual revenues of $2.95 billion to $3.05 billion and based on an effective tax rate of approximately 30 percent, inclusive of known discrete items. We increased our full year 2026 Adjusted EBITDA guidance to a range of $550 million to $560 million. We expect total unreimbursed Capital Expenditures for the full year 2026 to be between $135 million and $145 million.

For the third quarter 2026, we expect Net Income Attributable to GEO Operations to be in a range of $45 million to $48 million, or $0.35 to $0.37 per diluted share, on quarterly revenues of $755 million to $805 million. We expect third quarter 2026 Adjusted EBITDA to be between $140 million and $145 million. For the fourth quarter 2026, we expect Net Income Attributable to GEO Operations to be in a range of $37 million to $41 million, or $0.28 to $0.31 per diluted share, on quarterly revenues of $758 million to $808 million. We expect fourth quarter 2026 Adjusted EBITDA to be between $137 million and $142 million.

Our updated guidance does not include any earnings contribution from our new Big Horn and Rivers ICE contracts since we expect the activation period for these facilities to be completed by the end of 2026, achieving normalized earnings contribution in early 2027. Our updated guidance also does not include any earnings contribution from our previously announced managed-only contracts for the 1,884-bed Graceville Facility and the 985-bed Bay Facility in the State of Florida. These two managed-only contracts, which are valued at approximately $100 million in combined annual revenues, are now expected to transition to GEO on July 1, 2027.

We believe there are several sources of potential upside that are not currently included in our guidance. With respect to revenues, sources of potential upside include additional growth in our U.S. Secure Services segment from the reactivation of additional idle facilities and/or higher overall populations across our active facilities; additional volume increases and/or accelerated technology and service mix shift in our Intensive Supervision Appearance Program (“ISAP”) contract; additional growth in our secure transportation services business; and additional revenue from higher utilization of our skip tracing services contract. With respect to expenses, our guidance assumes a more moderate contribution from labor cost savings for the second half of 2026.

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Contact:	Pablo E. Paez Executive Vice President, Corporate Relations	(866) 301 4436

NEWS RELEASE

Balance Sheet

At the end of the second quarter 2026, we had approximately $55 million in cash and cash equivalents and approximately $1.54 billion in total debt, resulting in total net debt of approximately $1.5 billion and total net leverage below 3 times Adjusted EBITDA for the trailing 12 months. At the end of the second quarter 2026, we had total available liquidity of approximately $300 million, including cash on hand and Revolver availability, to support our capital needs.

Share Repurchase Program

During the second quarter of 2026, we repurchased approximately 1.6 million shares of GEO common stock at an aggregate cost of approximately $36.6 million. As of June 30, 2026, we had repurchased approximately 10.1 million shares of GEO common stock at an aggregate cost of approximately $177 million under our $500 million share repurchase authorization, bringing our current outstanding share count to approximately 132 million and leaving approximately $323 million of repurchase authorization available under the share repurchase program.

Repurchases of GEO’s outstanding common stock will be made in accordance with applicable securities laws and may be made at our senior management’s discretion from time to time in the open market, by block purchase, through privately negotiated transactions, pursuant to a trading plan, or otherwise in compliance with Rule 10b-18 under the Securities Exchange Act of 1934, as amended. The authorization for the share repurchase program may be extended, increased, decreased, suspended or terminated by our Board of Directors in its discretion at any time. Repurchases of the Company’s common stock (and the timing thereof) will depend upon market conditions, regulatory requirements, the Company’s existing obligations, including its Credit Agreement, other corporate liquidity requirements and priorities and other factors as may be considered in the Company’s sole discretion. The authorization for the share repurchase program does not obligate GEO to purchase any particular amount of the Company’s common stock.

Conference Call Information

We have scheduled a conference call and webcast for today at 1:00 PM (Eastern Time) to discuss our second quarter 2026 financial results as well as our outlook. The call-in number for the U.S. is 1-877-250-1553 and the international call-in number is 1-412-542-4145. In addition, a live audio webcast of the conference call may be accessed on the Webcasts section under the News, Events and Reports tab of GEO’s investor relations webpage at investors.geogroup.com. A replay of the webcast will be available on the website for one year. A telephonic replay of the conference call will be available through August 13, 2026, at 1-855-669-9658 (U.S.) and 1-412-317-0088 (International). The participant passcode for the telephonic replay is 1433186.

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Contact:	Pablo E. Paez Executive Vice President, Corporate Relations	(866) 301 4436

NEWS RELEASE

About The GEO Group

The GEO Group, Inc. (NYSE: GEO) is a leading diversified government service provider, specializing in design, financing, development, and support services for secure facilities, processing centers, and community reentry centers in the United States, Australia, South Africa, and the United Kingdom. GEO’s diversified services include enhanced in-custody rehabilitation and post-release support through the award-winning GEO Continuum of Care®, secure transportation, electronic monitoring, community-based programs, and correctional health and mental health care. GEO’s worldwide operations include the ownership and/or delivery of support services for 97 facilities totaling approximately 76,000 beds, including idle facilities and projects under development, with a workforce of up to approximately 20,000 employees.

Reconciliation Tables and Supplemental Information

GEO has made available Supplemental Information which contains reconciliation tables of Net Income Attributable to GEO Operations to Adjusted Net Income, and Net Income to EBITDA and Adjusted EBITDA, along with supplemental financial and operational information on GEO’s business and other important operating metrics. The reconciliation tables are also presented herein. Please see the section below titled “Note to Reconciliation Tables and Supplemental Disclosure—Important Information on GEO’s Non-GAAP Financial Measures” for information on how GEO defines these supplemental Non-GAAP financial measures and reconciles them to the most directly comparable GAAP measures. GEO’s Reconciliation Tables can be found herein and in GEO’s Supplemental Information available on GEO’s investor webpage at investors.geogroup.com.

Note to Reconciliation Tables and Supplemental Disclosure –

Important Information on GEO’s Non-GAAP Financial Measures

Adjusted Net Income, EBITDA, and Adjusted EBITDA are non-GAAP financial measures that are presented as supplemental disclosures. GEO has presented herein certain forward-looking statements about GEO’s future financial performance that include non-GAAP financial measures, including Net Debt, Net Leverage, and Adjusted EBITDA. The determination of the amounts that are included or excluded from these non-GAAP financial measures is a matter of management judgment and depends upon, among other factors, the nature of the underlying expense or income amounts recognized in a given period. While we have provided a high level reconciliation for the guidance ranges for full year 2026, we are unable to present a more detailed quantitative reconciliation of the forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures because management cannot reliably predict all of the necessary components of such GAAP measures. The quantitative reconciliation of the forward-looking non-GAAP financial measures will be provided for completed annual and quarterly periods, as applicable, calculated in a consistent manner with the quantitative reconciliation of non-GAAP financial measures previously reported for completed annual and quarterly periods.

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Contact:	Pablo E. Paez Executive Vice President, Corporate Relations	(866) 301 4436

NEWS RELEASE

Net Debt is defined as gross principal debt less cash on hand. Net Leverage is defined as Net Debt divided by Adjusted EBITDA.

EBITDA is defined as net income adjusted by adding provisions for income tax, interest expense, net of interest income, and depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted for loss on asset divestitures/impairment, pre-tax, net loss attributable to non-controlling interests, stock-based compensation expenses, pre-tax, litigation costs and settlements, pre-tax, start-up expenses, pre-tax, transaction fees, pre-tax, employee restructuring expenses, pre-tax, close-out expenses, pre-tax, other non-cash revenue and expenses, pre-tax, and certain other adjustments as defined from time to time. Given the nature of our business as a real estate owner and support services provider, we believe that EBITDA and Adjusted EBITDA are helpful to investors as measures of our operational performance because they provide an indication of our ability to incur and service debt, to satisfy general operating expenses, to make capital expenditures, and to fund other cash needs or reinvest cash into our business.

We believe that by removing the impact of our asset base (primarily depreciation and amortization) and excluding certain non-cash charges, amounts spent on interest and taxes, and certain other charges that are highly variable from year to year, EBITDA and Adjusted EBITDA provide our investors with performance measures that reflect the impact to operations from trends in occupancy rates, per diem rates and operating costs, providing a perspective not immediately apparent from net income. The adjustments we make to derive the non-GAAP measures of EBITDA and Adjusted EBITDA exclude items which may cause short-term fluctuations in income from continuing operations and which we do not consider to be the fundamental attributes or primary drivers of our business plan and they do not affect our overall long-term operating performance. EBITDA and Adjusted EBITDA provide disclosure on the same basis as that used by our management and provide consistency in our financial reporting, facilitate internal and external comparisons of our historical operating performance and our business units and provide continuity to investors for comparability purposes.

Adjusted Net Income is defined as net income attributable to GEO operations adjusted for certain items which by their nature are not comparable from period to period or that tend to obscure GEO’s actual operating performance, including for the periods presented loss on asset divestitures/impairment, pre-tax, loss on extinguishment of debt, pre-tax, litigation costs and settlements, pre-tax, start-up expenses, pre-tax, transaction fees, pre-tax, employee restructuring expenses, pre-tax, close-out expenses, pre-tax, and tax effect of adjustments to net income attributable to GEO operations.

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Contact:	Pablo E. Paez Executive Vice President, Corporate Relations	(866) 301 4436

NEWS RELEASE

Safe-Harbor Statement

This press release contains forward-looking statements regarding future events and future performance of GEO that involve risks and uncertainties that could materially and adversely affect actual results, including statements regarding GEO’s financial guidance for the full year, third quarter, and fourth quarter of 2026, the $500 million share repurchase program authorized by GEO’s Board of Directors, the anticipated timing and annualized revenues related to the activation of certain facilities and new and amended contracts, GEO’s ability to capture additional growth opportunities, and the Company’s efforts to strengthen its capital structure and enhance shareholder value through capital returns. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” or “continue” or the negative of such words and similar expressions. Risks and uncertainties that could cause actual results to vary from current expectations and forward-looking statements contained in this press release include, but are not limited to: (1) GEO’s ability to meet its financial guidance for the full year, third quarter, and fourth quarter of 2026 given the various risks to which its business is exposed; (2) GEO’s ability to execute on the $500 million share repurchase program authorized by GEO’s Board of Directors on the timeline it expects; (3) GEO’s ability to deleverage and repay, refinance or otherwise address its debt maturities in an amount and on terms commercially acceptable to GEO, and on the timeline it expects or at all; (4) GEO’s ability to identify and successfully complete any potential sales of company-owned assets and businesses or potential acquisitions of assets or businesses on commercially advantageous terms on a timely basis, or at all; (5) changes in federal and state government policy, orders, directives, legislation and regulations that affect public-private partnerships with respect to secure, correctional and detention facilities, processing centers and reentry centers; (6) changes in federal immigration policy; (7) public and political opposition to the use of public-private partnerships with respect to secure correctional and detention facilities, processing centers and reentry centers; (8) the impact of any future global pandemic on GEO and GEO’s ability to mitigate the risks associated with such pandemic; (9) GEO’s ability to sustain or improve company-wide occupancy rates at its facilities; (10) fluctuations in GEO’s operating results, including as a result of contract activations, contract terminations, contract renegotiations, changes in occupancy levels and increases in GEO’s operating costs; (11) general economic and market conditions, including changes to governmental budgets and its impact on new contract terms, contract renewals, renegotiations, per diem rates, fixed payment provisions, and occupancy levels; (12) GEO’s ability to address inflationary pressures related to labor related expenses and other operating costs; (13) GEO’s ability to timely open facilities as planned, profitably manage such facilities and successfully integrate such facilities into GEO’s operations without substantial costs; (14) GEO’s ability to win management contracts for which it has submitted proposals and to retain existing management contracts; (15) risks associated with GEO’s ability to control operating costs associated with contract start-ups; (16) GEO’s ability to successfully pursue growth opportunities and continue to create shareholder value; (17) GEO’s ability to obtain financing or access the capital markets in the future on acceptable terms or at all; (18) any adverse impact on GEO’s financial results caused by any past or future federal government shutdown; (19) risks associated with the U.S. Supreme Court agreeing to hear GEO’s appeal in the Nwauzor Case and GEO’s ability to prevail on the merits; and (20) other factors contained in GEO’s Securities and Exchange Commission periodic filings, including its Form 10-K, 10-Q and 8-K reports, many of which are difficult to predict and outside of GEO’s control.

Contact:	Pablo E. Paez Executive Vice President, Corporate Relations	(866) 301 4436

NEWS RELEASE

Second quarter and first six months 2026 financial tables to follow:

Condensed Consolidated Balance Sheets*

(Unaudited)

	As of	As of
	June 30, 2026	December 31, 2025
	(unaudited)	(unaudited)
ASSETS
Cash and cash equivalents	$54,992	$68,995
Restricted cash and cash equivalents	2,137	2,998
Accounts receivable, less allowance for doubtful accounts	531,852	593,463
Prepaid expenses and other current assets	46,004	53,073

Total current assets	$634,985	$718,529
Restricted Cash and Investments	193,103	179,366
Property and Equipment, Net	1,856,785	1,884,198
Operating Lease Right-of-Use Assets, Net	62,787	72,294
Deferred Income Tax Assets	9,396	9,396
Intangible Assets, Net (including goodwill)	869,721	873,360
Other Non-Current Assets	115,485	106,479

Total Assets	$3,742,262	$3,843,622

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$56,195	$58,727
Accrued payroll and related taxes	83,591	82,086
Accrued expenses and other current liabilities	198,497	197,530
Operating lease liabilities, current portion	14,954	17,193
Current portion of finance lease obligations, and long-term debt	30,788	1,355

Total current liabilities	$384,025	$356,891
Deferred Income Tax Liabilities	99,689	99,689
Other Non-Current Liabilities	182,454	176,083
Operating Lease Liabilities	49,884	57,557
Long-Term Debt	1,511,530	1,649,268
Total Shareholders’ Equity	1,514,680	1,504,134

Total Liabilities and Shareholders’ Equity	$3,742,262	$3,843,622

*	All figures in ‘000s

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Contact:	Pablo E. Paez Executive Vice President, Corporate Relations	(866) 301 4436

NEWS RELEASE

Condensed Consolidated Statements of Operations*

(Unaudited)

	Q2 2026	Q2 2025	YTD 2026	YTD 2025
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues	$732,072	$636,169	$1,437,285	$1,241,513
Operating expenses	530,703	475,218	1,052,212	929,693
Depreciation and amortization	34,196	32,732	68,026	64,868
General and administrative expenses	65,470	56,246	126,045	113,995

Operating income	101,703	71,973	191,002	132,957
Interest income	3,228	2,466	4,900	4,463
Interest expense	(38,556)	(41,907)	(76,857)	(84,348)
Loss on extinguishment of debt	—	(595)	—	(595)
Other Income	—	5,514	—	5,514
Loss on asset divestitures/impairment	(673)	—	(673)	—

Income before income taxes and equity in earnings of affiliates	65,702	37,451	118,372	57,991
Provision for income taxes	18,878	10,554	33,904	12,380
Equity in earnings of affiliates, net of income tax provision	636	2,177	1,298	3,005

Net income	47,460	29,074	85,766	48,616
Less: Net loss attributable to noncontrolling interests	43	34	71	50

Net Income Attributable to The GEO Group, Inc. Operations	$47,503	$29,108	$85,837	$48,666

Weighted Average Common Shares Outstanding:
Basic	130,603	138,539	131,602	137,844
Diluted	132,024	140,470	133,025	140,710
Net Income per Common Share Attributable to The GEO Group, Inc. Operations
Basic:
Net income per share — basic	$0.36	$0.21	$0.65	$0.35

Diluted:
Net income per share — diluted	$0.36	$0.21	$0.65	$0.35

*	All figures in ‘000s, except per share data

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Contact:	Pablo E. Paez Executive Vice President, Corporate Relations	(866) 301 4436

NEWS RELEASE

Reconciliation of Net Income to EBITDA and Adjusted EBITDA,

and Net Income Attributable to GEO Operations to Adjusted Net Income*

(Unaudited)

	Q2 2026	Q2 2025	YTD 2026	YTD 2025
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net income	$47,460	$29,074	$85,766	$48,616
Add:
Income tax provision **	19,107	10,723	34,349	12,779
Interest expense, net of interest income	35,328	40,036	71,957	80,480
Depreciation and amortization	34,196	32,732	68,026	64,868

EBITDA	$136,091	$112,565	$260,098	$206,743

Add (Subtract):
Loss on asset divestitures/impairment, pre-tax	673	—	673	—
Net loss attributable to noncontrolling interests	43	34	71	50
Stock based compensation expenses, pre-tax	4,923	5,506	12,689	11,994
Litigation costs and settlements, pre tax	—	532	—	532
Start-up expenses, pre-tax	509	—	509	—
Transaction fees, pre-tax	156	—	322	55
Employee restructuring expenses, pre-tax	392	332	592	332
Close-out expenses, pre-tax	—	676	20	676
Other non-cash revenue & expenses, pre-tax	(788)	(1,048)	(1,563)	(2,019)

Adjusted EBITDA	$141,999	$118,597	$273,411	$218,363

Net Income Attributable to The GEO Group, Inc. Operations	$47,503	$29,108	$85,837	$48,666
Add (Subtract):
Loss on asset divestitures/impairment, pre-tax	673	—	673	—
Loss on extinguishment of debt, pre-tax	—	595	—	595
Litigation costs and settlements, pre tax	—	532	—	532
Start-up expenses, pre-tax	509	—	509	—
Transaction fees, pre-tax	156	—	322	55
Employee restructuring expenses, pre-tax	392	332	592	332
Close-out expenses, pre-tax	—	676	20	676
Tax effect of adjustment to net income attributable to GEO Operations (1)	(435)	(537)	(532)	(551)

Adjusted Net Income	$48,798	$30,706	$87,421	$50,305

Weighted average common shares outstanding - Diluted	132,024	140,470	133,025	140,710

Adjusted Net Income per Diluted Share	$0.37	$0.22	$0.66	$0.36

*	All figures in ‘000s.
**	Includes income tax provision on equity in earnings of affiliates.
(1)

Tax adjustment related to loss on asset divestitures/impairment, loss on extinguishment of debt, litigation costs and settlements, start-up expenses, transaction fees, employee restructuring expenses, and close-out expenses.

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Contact:	Pablo E. Paez Executive Vice President, Corporate Relations	(866) 301 4436

NEWS RELEASE

2026 Outlook/Reconciliation

(In thousands, except per share data)

(Unaudited)

	FY 2026
Net Income Attributable to GEO	$168,000	to	$175,000
(Gain)/Loss on Asset Sale, pre-tax	700		700
Net Interest Expense	145,000		145,500
Tax effect of Adjustments	(500)		(500)
Income Taxes
(including income tax provision on equity in earnings of affiliates)	73,000		75,500
Depreciation and Amortization	139,000		139,000
Non-Cash Stock Based Compensation	23,500		23,500
Other Non-Cash	1,300		1,300

Adjusted EBITDA	$550,000	to	$560,000

Net Income Attributable to GEO Per Diluted Share	$1.27	to	$1.32
Weighted Average Common Shares Outstanding-Diluted	132,600	to	132,600
CAPEX
Growth	17,500	to	20,000
Technology	27,500		30,000
Facility Maintenance	90,000		95,000

Capital Expenditures	135,000	to	145,000

Total Debt, Net	$1,475,000		$1,425,000
Total Leverage, Net	2.7		2.5

Note: The above outlook does not include the impact of any potential impact related to one-time legal settlements

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Contact:	Pablo E. Paez Executive Vice President, Corporate Relations	(866) 301 4436